UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	February 18, 2019

EnSync, Inc.

(Exact name of registrant as specified in charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

N88 W13901 Main Street, Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Corporate Governance Deficiency Letter

On February 18, 2019, EnSync, Inc. (the “Company”) received a deficiency letter from the NYSE American LLC (the “Exchange”) informing the Company that it is not in compliance with the Exchange’s continued listing standards as set forth in Sections 801(h), 804 and 805 of the Exchange’s Company Guide (the “Company Guide”). Specifically, given the fact that the Company’s four independent directors resigned on February 11, 2019, the Exchange has determined the Company does not meet the requirements of Section 801(h) as it does not have (i) a board of directors consisting of at least 50% independent directors or (ii) an audit committee comprised of at least two independent members. Furthermore, Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, requires an audit committee consisting of one independent member. Additionally, the Company does not have sufficient independent directors to fulfill the requirements with respect to board nominations and executive compensation required by Sections 804 and 805 of the Company Guide. The Company’s continued listing on the Exchange is predicated on (i) appointing one independent director to the Company’s board of directors and audit committee no later than March 18, 2019 and (ii) regaining compliance with all other corporate governance requirements of Part 8 of the Company Guide no later than April 18, 2019.

In the interim, the Company’s common stock will continue to be listed on the Exchange, subject to the Company’s compliance with other continued listing requirements, and will continue to trade under the symbol “ESNC,” with the added designation of “.BC” to indicate that the Company is below compliance with the Exchange’s listing standards. The Exchange also publishes a list of noncompliant issuers and displays the .BC indicator on its website.

Filing Delinquency Notification

On February 20, 2019, the Company received a separate deficiency letter from the Exchange informing the Company that it is not in compliance with the Exchange’s continued listing standards as the Company failed to timely file its Quarterly Report on Form 10-Q for the period ended December 31, 2018 (the “Delinquent Report”), which was due to be filed with the Securities and Exchange Commission (“SEC”) no later than February 14, 2019 (collectively the “Filing Delinquency”).

As a result of the foregoing, the Company has become subject to the procedures and requirements of Section 1007 of the Company Guide. During the six-month period from the date of the Filing Delinquency (the “Initial Cure Period”), the Exchange will monitor the Company and the status of the Delinquent Report and any subsequent reports until the Filing Delinquency is cured. If the Company fails to cure the Filing Delinquency within the Initial Cure Period, the Exchange may, in its sole discretion, allow the Company’s securities to be traded for up to an additional six-month period (the “Additional Cure Period”), depending on the Company’s specific circumstances. If the Exchange determines that an Additional Cure Period is not appropriate, suspension and delisting procedures will commence in accordance with the procedures set forth in Section 1010 of the Company Guide.

Notwithstanding the foregoing, however, the Exchange may in its sole discretion decide (i) not to afford the Company any Initial Cure Period or Additional Cure Period, as the case may be, at all or (ii) at any time during the Initial Cure Period or Additional Cure Period, to truncate the Initial Cure Period or Additional Cure Period, as the case may be. Furthermore, the Exchange may immediately commence suspension and delisting procedures if the Company is subject to delisting pursuant to any other provision of the Company Guide, including if the Exchange believes, in its sole discretion, that continued listing and trading of the Company’s securities on the Exchange is inadvisable or unwarranted in accordance with Sections 1001-1006 of the Company Guide.

In the interim, the Company’s common stock will continue to be listed on the Exchange, subject to the Company’s compliance with other continued listing requirements, and will continue to trade under the symbol “ESNC.” The Exchange will make a late filer (“.LF”) indicator available on the consolidated tape. Each data vendor that disseminates the quotes and trades of Exchange-listed issuers may append this indicator to the ticker symbol of the Company. Each vendor is free to use an indicator of its own choosing so the letter or symbol used to indicate this status may differ from vendor to vendor. The Exchange also publishes a list of noncompliant issuers and displays the .LF indicator on its website.

Item 8.01.	Other Events.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 12, 2019, the Company has a very short term need for additional financing; however, the Company currently has no commitments to obtain any additional financing and if it does not obtain sufficient financing in the very near term it will likely need to discontinue operations and initiate insolvency proceedings. Accordingly, the Company has continued to actively pursue additional financing and take steps to reduce costs. To this end, on February 14, 2019, the Company conducted a reduction-in-force, impacting approximately 25 employees of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnSync, Inc.

Dated:	February 21, 2019	By:	/s/ Sandeep Gupta
		Name:	Sandeep Gupta
		Title:	Interim Chief Executive Officer and Chief Restructuring Officer